            As filed with the Securities and Exchange Commission on May 17, 1996
                                                     Registration No. 333-
- --------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                       FORM S-8
                                REGISTRATION STATEMENT
                                        Under
                              THE SECURITIES ACT OF 1933

                                    MAGNETEK, INC.
                (Exact Name of Registrant as Specified in Its Charter)

                     DELAWARE                      95-3917584
       (State or Other Jurisdiction of          (I.R.S. Employer
       Incorporation or Organization)           Identification No.)

                                 --------------------
                                 26 Century Boulevard
                                   P.O. Box 290159
                           Nashville, Tennessee  37229-0159
                                    (615) 316-5100
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                     Registrant's Principal Executive Offices)

                                 --------------------
                         MAGNETEK, INC. NON-EMPLOYEE DIRECTOR
                                  STOCK OPTION PLAN
                               (Full title of the plan)

                                 --------------------
                                Samuel A. Miley, Esq.
                    Vice President, General Counsel and Secretary
                                    MAGNETEK, INC.
                                 26 Century Boulevard
                                   P.O. Box 290159
                           Nashville, Tennessee  37229-0159
                                    (615) 316-5100
        (Name, Address, Including Zip Code, and Telephone Number, Including
                           Area Code, of Agent for Service)
                                ---------------------

                           CALCULATION OF REGISTRATION FEE

- -----------------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------------
       Title of Securities           Amount to           Proposed Maximum         Proposed Maximum             Amount of
       to be Registered           be Registered         Offering Price per           Aggregate                Registration
                                                             Share(1)             Offering Price(1)               Fee
- -----------------------------------------------------------------------------------------------------------------------------------
         Common Stock                500,000               $9.31 per share           $4,655,000                  $1,605
- -----------------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457(h) and Rule 457(c) solely for purposes of calculating the registration fee and based on the average of the high and low prices of the Common Stock of the Company on the New York Stock Exchange on May 14, 1996 of $9.31.

                                   EXPLANATORY NOTE

               This Registration Statement is being filed by MagneTek, Inc. ("MagneTek" or the "Company") in order to register 500,000 shares which have been reserved for issuance under the MagneTek, Inc. Non-Employee Director Stock Option Plan (the "Director Plan"). The additional shares of Common Stock that may become available for purchase in accordance with the provisions of the Director Plan in the event of certain changes in the outstanding shares of Common Stock of MagneTek, including, among other things, stock dividends, stock splits, reverse stock splits, reorganizations and recapitalizations, are also being registered. The Director Plan provides that the maximum number of shares as to which options or other awards may be granted will not exceed 500,000 shares, subject to adjustments as described above.

                The material which immediately follows constitutes a reoffer prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the Director Plan of MagneTek by the participating directors who may be considered affiliates of MagneTek, as defined in Rule 405 under the Securities Act of 1933, as amended.

REOFFER PROSPECTUS

                                    MAGNETEK, INC.
                                     COMMON STOCK
                                   ($.01 PAR VALUE)
                                    500,000 SHARES


               This Prospectus relates to 500,000 shares of Common Stock, par value $.01 per share ("Common Stock"), of MagneTek, Inc. ("MagneTek" or the "Company") which have previously been issued or may in the future be issued pursuant to awards granted to date under the Company's Non-Employee Director Stock Option Plan (the "Director Plan") to, and which may be offered for resale from time to time by, certain directors of the Company named in Annex(I) hereto (the "Selling Stockholders").

               The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby (hereinafter, the "Securities"). The Company will pay all of the expenses associated with this Prospectus. The Selling Stockholders will pay the other costs, if any, associated with any sale of the Securities.

               SEE "RISK FACTORS" ON PAGE 3 FOR A DISCUSSION OF CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SECURITIES.

               The Common Stock is listed on the New York Stock Exchange (Symbol: MAG).

                             ---------------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
                THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                  SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                    EXCHANGE COMMISSION OR ANY STATE SECURITIES
                        COMMISSION PASSED UPON THE ACCURACY
                        OR ADEQUACY OF THIS PROSPECTUS.  ANY
                         REPRESENTATION TO THE CONTRARY IS
                                 A CRIMINAL OFFENSE
                             ---------------------------

                     The date of this Prospectus is May 17, 1996.

                                AVAILABLE INFORMATION

               The Company has filed a Registration Statement on Form S-8 relating to the Director Plan (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities covered by this Prospectus. This Prospectus omits certain information and exhibits included in the Registration Statement, a copy of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60606-2511 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

               The Company's Common Stock is listed on the New York Stock Exchange (Symbol: MAG), and reports and information concerning the Company can be inspected at such exchange, 20 Broad Street, New York, New York 10005.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents heretofore filed by the Company with the Commission are by this reference incorporated in and made a part of this
Prospectus:

               (1) The Company's Annual Report on Form 10-K for the fiscal year ended July 2, 1995;

               (2) The Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 1995, December 31, 1995 and March 31, 1996; and

               (3) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed April 21, 1989, together with any amendment or report filed with the Commission for the purpose of updating such description.

               All documents subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all Securities offered hereby have been sold or which deregisters all Securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus.

               Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to MagneTek, Inc., Attention: General Counsel, 26 Century Boulevard, P.O. Box 290159, Nashville, Tennessee, 37229-0159, telephone number (615) 316-5100.

                                     THE COMPANY

               MagneTek, which was organized in 1984, manufactures and markets a diverse group of electrical equipment products. The Company's principal executive offices are located at 26 Century Boulevard, P.O. Box 290159, Nashville, Tennessee, 37229-0159, and its telephone number is (615) 316-5100. Additional information regarding the Company is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended July 2, 1995 (which is incorporated herein by reference).

                                     RISK FACTORS

               Prospective investors should consider carefully, in addition to the other information contained in and incorporated into this Prospectus, the following information before purchasing the Securities offered hereby:

LEVERAGE

               As of March 31, 1996, the Company had long-term debt, including current portion, of approximately $360 million. This leverage increases the Company's sensitivity to fluctuations in operating income and interest rates.

                                 SELLING STOCKHOLDERS

               The table attached as Annex I hereto sets forth, as of the date of this Prospectus or a subsequent date if amended or supplemented, (a) the name of each Selling Stockholder and his or her relationship to the Company during the last three years; (b) the number of shares of Common Stock each Selling Stockholder beneficially owned prior to this offering (assuming that all options to acquire shares are exercisable within 60 days, although options actually vest over four years), (c) the number of Securities offered pursuant to this Prospectus by each Selling Stockholder; and (d) the amount and the percentage of the Company's Common Stock that would be owned by each Selling Stockholder after completion of this offering. The information contained in Annex I may be amended or supplemented from time to time.

                                   USE OF PROCEEDS

               The Company will not receive any of the proceeds from the sale of the Securities offered hereby.

                                 PLAN OF DISTRIBUTION

               Sales of the Securities offered hereby may be made on the New York Stock Exchange or the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Company will not receive any part of the proceeds of the sales made hereunder. All expenses associated with this Prospectus are being borne by the Company, but all selling and other expenses incurred by a Selling Stockholder will be borne by such stockholder.

               The Securities may be sold in (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, and (d) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate.
Certain Selling Shareholders also may, from time to time, authorize underwriters acting as their agents to offer and sell Securities upon such terms and conditions as shall be set forth in any prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to sale. Such underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any discounts and commissions received by them and any profit realized by them on the resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

               There is no assurance that any of the Selling Shareholders will offer for sale or sell any or all of the Securities covered by this Prospectus.

                       INTERESTS OF NAMED EXPERTS AND COUNSEL.

               The validity of the Common Stock has been passed upon for the Company by Samuel A. Miley, its Vice President, General Counsel and Secretary. Mr. Miley owns 400 shares of Common Stock and options to purchase 59,000 shares of Common Stock, excluding shares of Common Stock, if any, held by the MagneTek FlexCare Plus Retirement Savings Plan.

                                       ANNEX I

                                                                                                         Shares to be Beneficially
                                                          Shares of Common                               Owned upon Completion of
                                                        Stock Beneficially                                   Offering(1)(3)
                                                                                                         --------------------------
                           Relationship to Company       Owned as of         Shares Offered
  Selling Stockholder      During Last Three Years      May 1, 1996(1)          Hereby(2)            Number             Percent

- -------------------------  ------------------------    -----------------    -----------------      ---------           ---------
Dewain K. Cross            Director since 11/94               43,800                4,000              39,800               *

Paul J. Kofmehl            Director since 11/90               10,000                4,000               6,000               *

A. Carl Kotchian           Director since 1/86                 5,000                4,000               1,000               *

Crocker Nevin              Director since 7/84                53,375                4,000              49,375               *

Kenneth A. Ruck            Director since 4/94                10,000                4,000               6,000               *

Marguerite W. Sallee       Director since 1/95                10,000                4,000               6,000               *

Robert E. Wycoff           Director since 1/96                 5,000                4,000               1,000               *


- ---------------------------

    *    Less than one percent.

    (1) Assumes that all options to acquire shares are exercisable within 60 days, although unvested options actually vest over two years. Includes, for certain Selling Stockholders, shares held by limited partnerships, trusts or spouses, as to which such Selling Stockholders disclaim beneficial ownership.

    (2) Assumes that all options to acquire shares are exercisable immediately.

    (3) Assumes that all outstanding options are exercised and all shares offered hereby are sold, that no additional shares will be acquired and that no shares other than those offered hereby will be sold.


                                   Annex I - Page 1

                                       PART II

                    INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents heretofore filed by MagneTek, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are by this reference incorporated in and made a part of this Registration
Statement:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended July 2, 1995;

         (2) The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 1995, December 31, 1995 and March 31, 1996; and

         (3) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed April 21, 1989, together with any amendment or report filed with the Commission for the purpose of updating such description.

                All documents subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and the Prospectus that is part hereof from the date of filing of such documents.

ITEM 4.    DESCRIPTION OF SECURITIES.

                Not applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

                The validity of the Common Stock has been passed upon for the Company by Samuel A. Miley, its Vice President, General Counsel and Secretary. Mr. Miley owns 400 shares of Common Stock and options to purchase 59,000 shares of Common Stock, excluding shares of Common Stock, if any, held by the MagneTek FlexCare Plus Retirement Savings Plan.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                As permitted by the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, including grossly negligent business judgments made in good faith, except for liability (i) for breach of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (governing distributions to stockholders), or (iv) for any transaction for which a director derives an improper personal benefit. In addition, Section 145 of the Delaware General Corporation Law and Article III, Section 13 of the Company's Bylaws, under certain circumstances, provide for the indemnification of the Company's officers, directors, employees, and agents against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to
Article III, Section 13 of the Company's Bylaws (filed as Exhibit 3.5 to the Company's Registration Statement on Form S-1 as filed with the Commission on April 18, 1989), which is incorporated by reference herein).

                In general, any officer, director, employee or agent may be indemnified against expenses including attorneys' fees, fines, settlements or judgments which were actually and reasonably incurred in connection with a legal proceeding, other than one brought by or on the behalf of the Company, to which he was a party as a result of such relationship, if he acted in good faith, and in a manner he believed to be in the Company's best interest and not unlawful. If the action is brought by or on behalf of the Company, the person to be indemnified must have acted in good faith, in a manner he believed to have been in the Company's best interest and must have been adjudged liable for negligence or misconduct.

                Indemnification shall be granted by the Company if the Board of Directors or the stockholders of the Company determine in good faith, or independent legal counsel for the Company opines in writing, that the standards for indemnification have been met. A successful defense is deemed conclusive evidence of a person's right to be indemnified against expenses.

                The Company may advance funds to pay the expenses of any person involved in such action provided that the Company receives an undertaking that the person will repay the advanced funds if it is ultimately determined that he is not entitled to indemnification.

                Indemnification may also be granted pursuant to provisions of Bylaws which may be adopted in the future, pursuant to the terms of agreements which may be entered into in the future or pursuant to a vote of stockholders or disinterested directors. The statutory provisions cited above and the referenced portion of the Bylaws also grant the power to the Company to purchase and maintain insurance which protects its officers, directors, employees and agents against any liabilities incurred in connection with their services in such a position. Such an insurance policy has been obtained by the Company.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

                Not applicable.

ITEM 8.    EXHIBITS.

                The Exhibit Index appears on page II-7.

ITEM 9.         UNDERTAKINGS.

           (a)  The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to

Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, as of the 1st day of May, 1996.

                                         MAGNETEK, INC.


                                         By: /S/ DAVID P. REILAND
                                            ----------------------------
                                                 David P. Reiland
                                            Executive Vice President and
                                               Chief Financial Officer


                                  POWER OF ATTORNEY

                Each person whose signature appears below constitutes and appoints David P. Reiland and Samuel A. Miley his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might, or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

                Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and as of the dates indicated below.

       Signature                         Title                      Date
       ---------                         -----                      ----

  /s/ Andrew G. Galef        Chairman of the Board, Chief        May 1, 1996
- -----------------------    Executive Officer and Director
   Andrew G. Galef           (Principal Executive Officer)


/s/ David P. Reiland      Executive Vice President and Chief      May 1, 1996
- ----------------------- Financial Officer (Principal Financial
  David P. Reiland                    Officer)

 /s/ Thomas R. Kmak          Vice President and Controller        May 1, 1996
- -----------------------      (Principal Accounting Officer)
   Thomas R. Kmak

 /s/ Dewain K. Cross          Director                            May 1, 1996
- -----------------------
    Dewain K. Cross

  /s/ Paul J. Kofmehl         Director                            May 1, 1996
- -----------------------
    Paul J. Kofmehl

/s/ A. Carl Kotchian          Director                            May 1, 1996
- -----------------------
  A. Carl Kotchian

   /s/ Crocker Nevin          Director                            May 1, 1996
- -----------------------
     Crocker Nevin

  /s/ Kenneth A. Ruck         Director                            May 1, 1996
- -----------------------
    Kenneth A. Ruck

/s/ Marguerite W. Sallee      Director                            May 1, 1996
- -----------------------
 Marguerite W. Sallee

/s/ Robert E. Wycoff          Director                            May 1, 1996
- -----------------------
   Robert E. Wycoff

                                    EXHIBIT INDEX

      Exhibit No.                            Description
- --------------------------------------------------------------------------------
         4.1        MagneTek, Inc. Non-Employee Director Stock Option Plan.

         4.2 Restated Certificate of Incorporation of the Company, filed November 21, 1989 (previously filed with the Registration Statement on Form S-3 filed on August 1, 1991 ( File
                    No. 33-41854) and incorporated herein by this reference).

         4.3 By-laws of the Company, as amended and restated (previously filed with the Company's Annual Report on Form 10-K for the fiscal year ended July 2, 1995 and incorporated herein by this reference).

         5          Opinion of Samuel A. Miley, Esq.

        23.1        Consent of Ernst & Young LLP.

        23.2        Consent of Samuel A. Miley, Esq. (included in Exhibit 5).

        24          Power of Attorney (included on Signature Pages).